Working Interest Purchase and Sale

THIS WORKING INTEREST PURCHASE AND SALE AGREEMENT (“the Agreement”) is made and entered into effective the 29 th day of January, 2009, by and between Wellington Capital Management Inc., whose address is, Centerville House, 4th Floor, 2nd Terrace West, Nassau, Bahamas, a Bahamas corporation (“Seller”), and Tiger Renewable Energy Ltd. whose address is, Sino Favour Centre, 1 On Yip Street, Suite 1302, Chai Wan, Hong Kong, a Nevada Corporation, (“Purchaser”) and

Seller and Purchaser are sometimes collectively referred to herein as “the Parties”.

W I T N E S S E T H

WHEREAS, Purchaser is an operating public energy company listed on the OTC BB stock exchange and desires to acquire operating Oil and Gas assets, and

WHEREAS, Seller is an Oil and Gas Portfolio Management Company and represents that they own, control, have under agreement to acquire or option to acquire or have working interests in certain Oil and Gas Leases, hereinafter sometimes referred to as “Oil and Gas Leases” or contractually and more specifically for this agreement the   “GP project which covers the Fowlkes Station leases” located within the field description as follows:

The Oil and Gas Leases cover approximately 323 net acres in the Fowlkes Station leases GP Project Area; and are legally described as;

1) Cochran B Lease:

Oil and Gas Lease dated January 28, 1922 and recorded in Volume 201, Pages 155 21 et seg. of the Deed Records of Wichita County, Texas by and between N.O. Danoigar, an lessor, and X.E. Timblin, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

A tract of 20 acres out of the Northeast one-fourth of Section 14, H i C N RR. Co. Survey, A-397, Wichita County, Texas, described by metes and bounds as follows;

BEGINNING a distance of 237.5 varas East of the Northwest corner in the North line of a 320 acre tract conveyed to B.S. Cochran by E.T. Brown; THENCE South parallel with the west line of the said E.T. Brown tract a distance of 475 varas to a stakes THENCE East 237.3 wares parallel to the North Line of the said E.T. Brown tracts THENCE North 475 varas parallel to the West line of the said Brown tract; THENCE West 237.5 varas to the PLACE OF BEGINNING, said 20 acre tract also being the East 1/2 of the Northwest 1/4 of the Northeast 1/4 of Section 14, H & G N RR. Co. Survey, A-397, Wichita County, Texas, limited to depths from the surface down to 2,000 feet subsurface.

2) Cochran C Lease:

Oil and Gas Lease dated June 3, 1913 and recorded in Volume 65, Pages 537 et. Seg.of the Deed Records of Wichita County, Texas by and between J,K. Parr, Trustee, as lessor, and W.H. Caperton, as lessee, but only insofar as the said oil and Gas Lease covers the following lands:

A tract of 20 acres out of the Northeast one-fourth of Section 14, H a 0 N RR. Co: Survey, A-397, Wichita County, Texas, described by mates and bounds as follows,
BEGINNING at the Northwest corner of the Northeast one-fourth of the said Section 14; THENCE East 237.5 vans to a stake! THENCE South 475 varas to a stakes THENCE West 237.5 varasi THENCE North 475 varas to the PLACE OF BEGINNING, limited to depths from the surface down to 7,000 foot subsurface.

3) White Lease:

Oil and Gas Lease dated September 15, 1954 and recorded in Volume 644, Pages 22 nt dna. of the deed Records of Wichita county, Texas by and between James M. White, Sr., and others, as lessor, and Ace Reid, and others, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

A tract of 60 acres, Vlore or labs, out H & G N Ry Co. Survey Ho. 1141A-147, in Wichita County, Texas, limited to the depths from the surface down to 2,700 feet subsurface, the said 60 acre tract being more particularly described as follows:

Being A part of an original lease of 120 acres of land, from James E. White, Jr., et al, to Ace Reid, et al, dated September 15, 1954 and recorded in Volume 644, Page 31, Deed Records of Wichita County, Texas and being described as follows:

Being a part of a certain 402.5 acres of land out of the H & G N RR. Co. Survey No. 11, Abstract 147, which lies  south of the FW and DC RR. right-of-way, Wichita County,  Texas, and further described as follows:

BEGINNING at a point in the West Boundary line of said Survey No. 11, Abstract No. 147, which point is 3,100 feet North from the Southwest corner of said Survey, and which point is the Northwest corner of a certain 40 acre tract previously assigned by Ace Reid, et al, to W.F. Palmer; THENCE East along the North line of said Palmer 40 acre tract 1,980 feet to a stake for corner, THENCE South along the east line of said Palmer 40 acre tract 660 feet to a stake in the North line of a tract of land under lease to S.W. Owens as described in the lease agreement dated February 16, 1948 and recorded in Volume 474, Pages 243 It Eta. of the Deed Records of Wichita County, Texas;

THENCE East along the North line of said Owens 80 acre tract of land 1,9801feet to a stake in the right-of-way of the FW A DC RR. Co. Survey; THENCE North 63• West along the boundary line of the FW & DC RR. Co. right-of-way 4,524 feet to the Northwest corner of said 402.5 acre tract: THENCE South along the West boundary line of said Survey 11 to the PLACE OF BEGINNING, limited to the production of oil from the surface down to a depth of 2,700 feet subsurface.

THERE IS EXCEPTED FROM THE ABOVE DESCRIBED PROPERTY AND  NOT COVERED HEREBY all of the following described, Lots and blocks out of what is known as the subdivision of the Fowlkes Townsite and H. B. Hines, et al land according to plat thereof and being a subdivision of said 402.5 acres of land, to wit: Lots 22, 23 & 24 of Block 21 Lots 22, 23 & 24 of Block 3; all of Block No. 4; Lots 21, 24, 23 & 24 of Block No. 6, Lot 24 of Block 8.

4) James White Lease:

James White Lease being a tract of forty acres, more or less, out of H & G N RR. Co. Survey Number 11, Abstract 147, in Wichita County, Texas, being more particularly described as follows: Being a part of an original lease of 120 acres of land from James M. White, Jr. et al, to Ace Reid, et al, dated September 15, 1954 and recorded in volume 644, Page 31, Deeds Records of Wichita County, Texas and being described as follows: Being a part of a certain 402.5 acres of land out of the H & G N RR Co. Survey No. 11, Abstract 147, which lies South of the FW & DC RR. Right-of-Way, Wichita County, Texas, and further described as follows:
Beginning at a point in the West boundary line of said Section No. 11, H & G.N. RR. Co. Survey, Abstract No. 147 which point is 2310 feet north from the Southwest (S.W.) corner of said survey;
Thence East 1319.51 feet to a point in the West line of a certain 80 acre tract of land which was under lease of Oil and Gas to W.M. Owens as described in the lease agreement dated Feb. 16, 1948, recorded in Vol. 474, page 243 Deeds Records of Wichita County, Texas;

Thence North along the West boundary line of said Owens 80 acre tract of land 330 feet to its Northwest (N.W.) corner;
Thence East along the North line of said Owens 80 acre tract of land 660 feet to corner;
Thence North parallel to the West boundary line of said survey No. 11 a distance of 1980 feet to the West boundary line of said survey; Thence South along the West boundary line of said survey No. 11 a distance of 990 feet to the point of beginning, and containing 40 acres of land;

5) Lincoln Lease:

Oil and Gas Lease dated October 12, 1954 and recorded in Volume 643, Pages 421 et seg. of the Deed Records of Wichita County, Texas by and between Abe Lincoln, as lessor, and Winfrey Drilling Company, as lessee, but only insofar as the said on and Gas Lease covers the following lands:

All of the East 20 acres of the Southwest one-fourth or the Northeast one-fourth of Block 14 L.M.. Collins Survey, A-397, in Wichita County, Texas, limited to the depths from the surface down to 2,000 feet subsurface.

6) Abe Lincoln Lease:

1) Oil and Gas Lease dated October 13, 1954 and recorded in Volume 643, Pages 29 et seg. of the Deed Records of Wichita County, Texas by and between Abe Lincoln, as lessor and L.Frank Palmer, as lessee; and

2) Oil and Gas Lease dated October 13, 1954 and recorded in Volume 643, Pages 27 et seg of the Deed Records of Wichita county,  Texas by and between Minnesota Mutual Life Insurance co., as  lessor, and L.Frank Palmer, as lessee;

but only insofar as the said oil and Gas Leases cover all of that portion of the East one-half of the Northeast one-fourth of Section 14, L.M. Collins Survey, A-397, in Wichita County, Texas lying South of the South line of the Fort Worth and Denver right-of-way, consisting of 73 acres, more or less, limited to the depths from the surface down to a depth of 2,000 feat subsurface.

Oil and Gas Lease dated September 15, 1954 and recorded in Volume 644, Pages 32 et seg. of the Dead Records of Wichita County, Texas by and between James N. White, Jr., at al, as lessor, and Ace Reid, and others, as lasses, but only insofar as the said Oil and Gas Lease covets a 40 ace tract of land out of the H&G N Ry Co. Survey No. 11, A-147; Wichita County, Texas, as to depths from 701 fact subsurface down to 2,700 fast subsurface, the said' 40 acre tract being more particularly described in that certain Assignment of -oil and Gas Lease recorded in volume 644, Pages 34 et seg• of the Deed Records of Wichita County,  Texas to which reference is here made.

7) Douglas /Douglas D Lease:

Oil and Gas Lease dated August 25. 1954 and recorded in volume 639. Pages 161 ~ lag. or the Deed Records of Wichita County, Texas by and between Minnie L. Douglas, and others, as lessor, and W.F. Palmer, and others, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

All of the East 70 acres of the North 80 acres of the West One-half of Section 14, L.M. Collins Survey, A-397, in Wichita County, Texas, limited to the depths from the surface down to 2,100 Cast subsurface

2. Oil and GAS Lease dated October 18, 1954 and recorded in Volume 642, Pages 145 et seg. of the Deed Records of Wichita County, Texas by and between Minnie L. Douglas, and others, as Lessor, and W.F. Palmer, and others, as lessee, but only insofar as' the said Oil and Gas Lease covers the following lands:

All of the East 112 of the Southeast 1/4 of the Northwest 1/4 of Section 14, L.M. Collins Survey, A-397 in Wichita  County, Texas, limited to the depths from the surface down to 2,100 feet subsurface.

Oil and Gas Lease dated September 27, 1954 and             recorded in Volume 642, Pages 149 at seg.of the Deed Records of Wichita County, Texas by and between Douglas Mineral Trust, as lessor, and W.F. Palmer, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

All of the West one-half of the Southwest one-fourth of the Northeast one-fourth ~t Section 14, L.M. Collins survey, A-397, Wichita County, Texas, consisting of 20 acres, more or less, limited to the depths from the surface down to 2,100 feet subsurface.

WHEREAS, Purchaser desires to acquire a 30% working interest in the GP Project that is currently returning to production 40 existing wells under a PHASE 1 program and also plans under a PHASE 2 program rework the 40 wells and perforate other existing Zones behind the pipe and use a number of methods to increase production.

WHEREAS, Purchaser has agreed that all rights, titles, interests and privileges granted herein unto Purchaser and all rights and obligations attributable thereto after the date hereof shall be owned and borne by Purchaser in the percentage set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

A.  Purchaser Oil and Gas Lease Working Interest

 Following the receipt from Purchaser of a timely and duly executed original of this Agreement, Seller will acknowledge the Purchaser has purchased and is considered on title as a Working Interest owner in the oil and gas leases it acquires and made a part hereof, of the undivided thirty (30%) working interest and to the Oil and Gas Leases acquired by Seller subject to the following terms, conditions, reservations and limitations:

1. The above mentioned Working Interest shall be made without warranty of any kind, express or implied, except by, through and under Seller.

2. Said Working Interest shall be made subject to the terms, covenants and conditions of the following:

a) The terms and provisions in the Oil and Gas Leases subject to this agreement;

b) The terms and provisions of this agreement;

c) In the event any oil and gas lease acquired within the lease Area and subject to this Agreement, covers less than the full undivided fee estate in the oil, gas and associated hydrocarbons in the lands covered thereby, or in the event the leasehold interest acquired covers less than 100.00% of the leasehold estate in said lease, then as to such oil and gas lease the interest assigned and the overriding royalty interests reserved herein shall be proportionately reduced as to the interest acquired; and

d) Seller shall deliver to Purchaser as described in this document with 30% working Interest from a net revenue interest of 75%.

3. The interest to be assigned to Purchaser and the interest reserved herein below unto Seller shall be subject to their proportionate share of all royalties, taxes and operating costs.

B. Consideration

As consideration, Purchaser shall pay to Seller in the amount set forth opposite Purchaser’s name in the following table which represents Purchaser’s share of the Oil and Gas Leases, land, and geology and geophysics currently in possession of Seller within the Contract Area along with Purchaser’s share completion costs for up to 40 wells to be reworked on the GP Project Fowlkes Station leases being acquired by Seller;

Purchaser	Working Interest %	Amount
Tiger Renewable Energy Ltd	30%	$ US 1,000,000

Payment for the Working Interest is to be paid as follows;

$ 250,000 by April 30 2009.
$ 250,000 by May   30 2009.
$ 250,000 by June   30 2009.
$ 250,000 by July   30 2009.

Seller will provide wire instructions to effect receipt of payment.

C. Initial Wells Carry:

Purchaser agrees to bear its proportionate 30% share of all turnkey costs which includes royalties, taxes, operating costs for all wells  (as defined in Article I.E below), in which it elects to participate, located within the leased Project Area up through the tanks.  Such total amount to be paid out of the Purchaser’s income Working Interest participation. For the purposes of this agreement, through the tanks shall be defined as that point at which the well is hooked up to a sales line with all necessary production facilities installed in the event it is a gas well and that point at which all necessary production facilities (including tanks and batteries) are installed in the event is an oil well.

D. In-or-Out on Prospect Well Completions

All participating parties in the Initial Wells of a given Project elect to complete said well and Purchaser cannot elect to non-consent the completion, the rights of Purchaser for said Project shall, ipso facto, terminate and there shall be an automatic reversion to Seller of all rights, titles and interests assigned to Purchaser pursuant to the terms and provisions of this Agreement.  Such interest shall be free and clear of all leasehold burdens, liens and encumbrances not specifically authorized in this agreement.

ARTICLE II

Operating Agreement

It is agreed that the execution of this agreement by the parties hereto shall also constitute acceptance of the terms of a industry standard Operating Agreement,  and said Operating Agreement shall become effective as of the date hereof as to all operations and other activities conducted on the Contract Area described therein.  In the event of conflict or inconsistency between the terms and provisions of this agreement and those of the Operating Agreement, it is stipulated that the terms and provisions of this agreement shall prevail.

ARTICLE III

Area of Mutual Interest

The GP Project Fowlkes Station leases and any new lease to be acquired under this agreement, identified within the legal descriptions above, shall be designated as an Area of Mutual Interest (“AMI”) which shall expire on the termination of this Agreement.  If any party hereunder acquires any interest within the AMI, the acquiring party will notify the non-acquiring party in writing of the terms of the acquisition and any costs and/or obligations incurred pursuant thereto within fifteen (15) days following the acquisition.  The non-acquiring party will elect in writing within thirty (30) days from its receipt of such notice, as to its election to participate or not participate with its proportionate share of the acquisition.  Each non-acquiring party’s election to participate will be accompanied by payment of its share of costs associated with the acquisition.  If the non-acquiring party elects not to participate with its proportionate share of the acquisition, the acquiring party may retain the interest for its own benefit.

 The non-acquiring party’s failure to respond and make payment within the designated time frame shall be deemed an election not to participate in the acquisition. If the interest acquired covers lands lying partially inside and partially outside the boundaries of the AMI, the acquiring party shall offer the entirety of such interest to the non-acquiring party.  If a non-acquiring party acquires its proportionate share of such interest, the lands lying outside the AMI and covered by the interest acquired, shall become a part of the GP Project Fowlkes Station leases and any new lease to be acquired subject to this Agreement and the AMI shall be enlarged to include said lands.  Each lease, right, title or interest acquired under the terms of this AMI shall be subject solely to the burdens specified in this agreement and shall include specifically the carried working Interest specified in hereinabove.

The prospect needs to be evaluated by Purchaser’s verification efforts with the understanding that a certain amount of risk is involved in the search and joint venture of oil production in this field despite third party geological reports and efforts by Seller to determine that there are economic quantities of oil to be produced from the GP Project Fowlkes Station leases or any new lease to be acquired under this agreement.

 Seller does not normally deal with individuals or companies who are not other oil companies or experienced service contractors or sophisticated investors, and it is understood all parties have experience in the oil and gas industry or understand the risks associated with doing business within that industry.

Seller was formed to be engaged in the secondary recovery of Oil and Gas projects. It is also understood Seller was formed to provide stable turn key projects for investors wishing to financially participate in the direct outcome of specified Oil and Gas projects. Seller specializes in identifying and acquiring project interests that provide in house drilling and work over equipment and experience to perform Co2 and water flood oil recovery projects to recover additional oil from fields.

ARTICLE IV

Miscellaneous

A. Paragraph Headings

The paragraph headings inserted in this agreement are utilized solely for reference purposes and do not constitute substantive matter to be considered in construing the terms of this agreement.

B. Time is of the Essence

It is specifically understood and agreed that time is of the essence hereof.

C. Liability

All liability hereunder shall be several and not joint or collective.  It is not the purpose of this agreement to create a Partnership  for a specific purpose, joint venture, or any other relationship, which would render the parties liable as Parties, associates, or joint ventures.

D. Reassignment

If any party hereto desires to release, surrender, abandon or let expire any of the Oil and Gas Leases, it shall first give the other parties sixty (60) days advance written notice thereof and the other parties shall have the right at their option to receive an assignment of said lease(s) at no cost to the parties receiving the assignment.

E. Entire Agreement

This agreement contains the entire agreement between the parties hereto relative to the  GP Project Fowlkes Station leases and any new lease to be acquired outlined as described in legal descriptions above.  Any prior agreements, promises, negotiations or representations not expressly set forth in this agreement are of no force and effect.  No variations, modifications, or changes herein or hereof shall be effective unless evidenced by a written document executed by the parties hereto.

F. Counterparts

This agreement may be executed in any number of counterparts and each counterpart so executed shall have the same force and effect as an original instrument and as if all of the parties to the aggregate counterparts had signed the same instrument, provided that this agreement shall not be effective, as to any party until executed by the party hereto.

G. Binding Agreement

The terms, covenants and conditions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed covenants running with the land; however, it is stipulated that no assignment or transfer by Purchaser however accomplished, of any right, title or interest acquired hereunder shall relieve Purchaser of any liability or obligation previously incurred unless otherwise agreed to in writing by the parties subject hereto.

H. News Releases

Any party hereto desiring to issue a news release concerning operations conducted on the Contract Area shall provide the other parties hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties hereto which consent shall not be unreasonable withheld.  The foregoing notwithstanding, unless the other parties object in writing to a proposed news release or the contents thereof within 24 hours after receipt of same, any party failing to object within the time provided will be conclusively presumed to have approved the proposed news release. The leases shall be referred to as the GP Project for identification purposes.

I. Notices/Information

All notices or information authorized or required between the parties and required by the provisions of this agreement or the operating Agreement, unless otherwise specifically provided, shall be given in writing by email or mail, postage or charges prepaid, or by telex or facsimile and addressed to the party to whom the notice is given at the address listed in the Preamble of this agreement.  The originating notice given under any provision hereof or in the Operating Agreement shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date and time the originating notice is received.

K. Termination

This agreement terminates if the parties mutually agree or automatically by the seller if the purchase price is not fully settled as outlined under the payment terms in (Article I B Consideration) above or unless other payment terms are agreed to by the purchaser. In case of termination for none payment of the consideration as provided under Article I.B., the Purchaser will loose its rights of ownership of the 30% working interest in the GP project;

L. Governing Law

This Working Interest Purchase and Sale Agreement shall be governed by and construed in accordance with the State Laws of Texas in the United States of America.  The Purchaser hereby irrevocably attorns to the jurisdiction of the courts in the State of Texas, USA with respect to any matters arising out of this Working Interest Purchase and Sale Agreement.

 IN WITNESS WHEREOF, this instrument is executed in duplicate by each of the parties hereto as of the date hereinabove first written.

Seller: Wellington Capital Management Inc

By:	(S)Huntley Andrews	Dated: January 29, 2009

Purchaser: Tiger Renewable Energy Ltd.

By:	(S) Robert J.Clarke	Dated: January 30, 2009